Exhibit 99.1

Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971
Graphic Packaging Holding Company Reports Fourth Quarter and Full Year 2012 Results
Fourth Quarter Highlights

•	Q4 Adjusted Earnings per Diluted Share increased to $0.08 versus $0.02 in the prior year period.

•	Q4 Adjusted EBITDA increased to $150.2 million versus $146.5 million in the prior year period.

•	Acquired Contego Packaging Holdings, Ltd. and A&R Carton Holding B.V.

•	Completed secondary offering of approximately 21.3 million shares.

•	Repurchased 49.2 million shares, or approximately 12% of outstanding common stock.

ATLANTA, GA, February 7, 2013. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported Net Income for fourth quarter 2012 of $22.9 million, or $0.06 per share, based upon 392.2 million weighted average diluted shares. This compares to fourth quarter 2011 Net Income of $265.6 million, or $0.67 per share, based on 396.3 million weighted average diluted shares. The fourth quarter of 2011 was positively impacted by the release of a $265.2 million tax valuation allowance.
Adjusted Net Income for the fourth quarter of 2012 was $33.2 million, or $0.08 per diluted share, when adjusted for $10.3 million in charges (net of tax) related to business combinations and other special charges (which are detailed in the financial attachments hereto). This compares to fourth quarter 2011 Adjusted Net Income of $7.0 million or $0.02 per diluted share.
For the full year 2012, Net Income was $122.6 million, or $0.31 per diluted share, based on 396.2 million weighted average diluted shares. This compares to 2011 Net Income of $276.9 million or $0.73 per diluted share, based on 381.7 million weighted average diluted shares. Full year 2012 Adjusted Net Income was $146.3 million or $0.37 per diluted share, compared to full year 2011 Adjusted Net Income of $100.7 million, or $0.26 per diluted share.
“We delivered a solid fourth quarter in a challenging operating environment,” said CEO David Scheible. “Although end-consumer demand was sluggish, our volume and mix trends remained positive as a result of ongoing share gains in corrugated substitution, pasta and frozen foods. At the same time, we continued to drive year over year margins higher through improved operating performance and a commitment to cost reduction initiatives. Despite approximately $5 million of year-over-year incremental costs from a planned bi-annual maintenance cold outage at our West Monroe, LA mill, we delivered $6 million of benefit from net operating performance, bringing full year cost reduction to over $67 million.”
“I'm also excited about several transactions we executed this quarter. We completed a secondary offering concurrent with a share repurchase. The offering and share repurchase combined to increase the float of our stock by more than 15% and reduced the shares held by our four largest shareholders from 65% to 53%. We also acquired Contego's European food carton business and A&R Carton's Beer and Beverage packaging business. Similar to our strategy in the U.S., we are committed to growing our European business around food and beverage end markets and optimizing our supply chain footprint around our customers' needs. Both acquisitions will provide opportunities to further integrate our SUS® paperboard. Once combined with Graphic's European operations, we expect the new business to generate $16 to $18 million of annualized synergies within two years and be accretive to earnings in the first full year after integration.”

Net Sales
Net Sales increased 0.2% to $1,053.3 million during fourth quarter 2012, compared to fourth quarter 2011 Net Sales of $1,051.7 million. The slight increase resulted from $13.2 million of favorable volume/mix, partially offset by $8.8 million of lower pricing and $2.8 million of unfavorable exchange rates. Full year 2012 Net Sales were $4,337.1 million, which is $130.8 million or 3.1% higher than 2011.

On a segment basis, Paperboard Packaging sales, which comprised 83.2% of total fourth quarter Net Sales, decreased 2.2% compared to the fourth quarter of 2011. The decrease primarily reflected lower contractual pricing related to prior commodity input deflation. Net sales in the Flexible Packaging segment increased 13.6% compared to the fourth quarter of 2011. The increase was primarily the result of the addition of Delta Natural Kraft, LLC and Mid-America Packaging, LLC beginning on December 8, 2011.
Attached is supplemental data showing Net Tons Sold, Net Sales and Income (Loss) from Operations by business segment for each quarter of 2012 and 2011.
EBITDA
EBITDA for fourth quarter 2012 was $133.8 million. Excluding $12.5 million of Charges Associated with Business Combinations and $3.9 million of other special charges, Adjusted EBITDA was $150.2 million. This compares to fourth quarter 2011 EBITDA of $135.8 million and Adjusted EBITDA of $146.5 million.
Full year 2012 EBITDA was $609.0 million. Excluding $22.7 million of Charges Associated with Business Combinations and $15.7 million of other special charges, full year 2012 Adjusted EBITDA was $647.4 million. This compares to full year 2011 EBITDA of $480.5 million and Adjusted EBITDA of $591.3 million.
When comparing against the prior year quarter, Adjusted EBITDA in the fourth quarter of 2012 was positively impacted by $10.8 million of commodity deflation, $6.1 million of improved net operating performance, $1.8 million of favorable volume/mix and $1.7 million of favorable exchange rates/other. These benefits were partially offset by $8.8 million of lower pricing and $7.9 million in higher costs, primarily for labor and benefits.
Other Results
At the end of 2012, the Company's total debt was $2,333.3 million, or $32.5 million lower compared to the end of 2011. Taking cash and cash equivalents into account, total Net Debt at the end of 2012 was $2,281.8 million. This represents an increase of $187.8 million in Net Debt during 2012. The 2012 increase in Net Debt was primarily due to the $300 million incremental term loan entered to fund the Company's fourth quarter share repurchase, as well as the debt incurred in connection with the acquisitions of Contego Packaging Holdings, Ltd. and A&R Carton Holding B.V. When compared to 2011, the Company's 2012 Net Leverage Ratio remained essentially flat at 3.5 times Adjusted EBITDA. Including cash and cash equivalents, at December 31, 2012, the Company had available liquidity of $652.3 million, including the undrawn availability under its $1.0 billion revolving credit facility.
The Company generated $180.3 million of Net Cash Provided by Operating Activities in the fourth quarter of 2012. This compares to $188.9 million in the fourth quarter of 2011. For full year 2012, Net Cash Provided by Operating Activities was $468.6 million compared to $387.8 million in 2011.
Net Interest Expense was $25.5 million in fourth quarter 2012, compared to $34.2 million in fourth quarter 2011. Full year 2012 Net Interest Expense was $111.1 million compared to $144.9 million in 2011. The decrease was due to both lower debt balances and lower effective interest rates.
Capital expenditures for fourth quarter 2012 were $74.9 million compared to $51.7 million in the fourth quarter of 2011. For full year 2012, capital expenditures were $203.3 million compared to $160.1 million in 2011. The increase was primarily the result of the expenditures for the Macon, GA biomass boiler project and consolidation of Delta Natural Kraft and Mid-America Packaging into Graphic Flexible Packaging.
Fourth quarter 2012 Income Tax Expense was $13.9 million, compared to a $234.5 million benefit in the fourth quarter of 2011. For the full year 2012, Income Tax Expense was $82.5 million compared to a $229.8 million benefit in 2011. The prior year Income Tax comparisons are impacted by the fourth quarter 2011 non cash benefit of $265.2 million associated with the release of the Company's U.S. federal, and a substantial portion of its state, deferred tax asset valuation allowance. The valuation allowance release was based on the Company's assessment that it is more likely than not that the Company's U.S. federal and a substantial portion of its state deferred tax assets will be realized. As of December 31, 2012, the Company had approximately $950 million of NOLs for U.S. federal income tax purposes, which may be used to offset future taxable income.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Total Net Debt is attached to this release.
Acquisitions of Contego Packaging Holdings, Ltd. and A&R Carton Holding B.V.

During the fourth quarter 2012, the Company made two acquisitions in Europe. On December 31, 2012, the Company acquired Contego Packaging Holdings, Ltd. (“Contego”), a leading food and consumer product packaging company based in the United

Kingdom. Under the terms of the transaction, the Company paid approximately $93 million and assumed debt of approximately $35 million in an all cash transaction. Contego operates four folding carton facilities that convert approximately 150,000 tons of paperboard annually.

On December 31, 2012, the Company acquired A&R Carton Holding B.V. ("A&R"), which was A&R Carton's beer and beverage packaging business. Under the terms of the transaction, the Company paid approximately $25 million and assumed approximately $2 million in debt in an all cash transaction. A&R includes two manufacturing facilities that convert approximately 30,000 tons of paperboard annually.

The combination of Graphic Packaging's European packaging business with these two acquisitions will create one of Europe's largest folding carton businesses. The two acquisitions provide state of the art web and sheet-fed converting assets creating a manufacturing platform in Europe similar to Graphic Packaging's U.S. operations.

Secondary Offering and Share Repurchase

During December 2012, certain shareholders of the Company sold 18.5 million shares of common stock in a secondary public offering at $6.10 per share, as well as an additional 2.8 million shares pursuant to the underwriters' overallotment option. In connection with the offering, the Company also repurchased and retired approximately 49.2 million shares of its common stock from the selling stockholders at $6.10 per share. The Company funded the share repurchase with an incremental term loan borrowing pursuant to an amendment to its Amended and Restated Credit Agreement, dated March 16, 2012 (the "Credit Agreement"). As a result of these actions, the shares outstanding held by the selling shareholders decreased from approximately 65% to approximately 53%.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (February 7, 2013) to discuss the results of fourth quarter and full year 2012. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID # 90000728). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 855-859-2056.
Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, expected synergies and operational and financial effects of the European acquisitions, and assessments regarding the Company's deferred tax assets are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company's products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company's ability to implement its business strategies, including productivity initiatives and cost reduction plans, the Company's debt level, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income, and those that impact the Company's ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2012	2011	2012	2011
Net Sales	$1,053.3	$1,051.7	$4,337.1	$4,206.3
Cost of Sales	888.6	891.8	3,617.5	3,568.8
Selling, General and Administrative	91.4	87.2	378.1	342.4
Other Income, Net	(4.3)	(1.1)	(7.3)	(2.7)
Goodwill Impairment, Restructuring and Other Special Charges	14.3	10.7	26.4	107.5
Income from Operations	63.3	63.1	322.4	190.3
Interest Expense, Net	(25.5)	(34.2)	(111.1)	(144.9)
Loss on Modification or Extinguishment of Debt	(2.1)	—	(11.0)	(2.1)
Income before Income Taxes and Equity Income of Unconsolidated Entities	35.7	28.9	200.3	43.3
Income Tax (Expense) Benefit	(13.9)	234.5	(82.5)	229.8
Income before Equity Income of Unconsolidated Entities	21.8	263.4	117.8	273.1
Equity Income of Unconsolidated Entities	0.7	0.5	2.3	2.1
Net Income	$22.5	$263.9	$120.1	$275.2
Net Loss Attributable to Noncontrolling Interests	0.4	1.7	2.5	1.7
Net Income Attributable to Graphic Packaging Holding Company	$22.9	$265.6	$122.6	$276.9

Net Income Per Share Attributable to Graphic Packaging Holding Company - Basic	$0.06	$0.68	$0.31	$0.74
Net Income Per Share Attributable to Graphic Packaging Holding Company - Diluted	$0.06	$0.67	$0.31	$0.73

Weighted Average Number of Shares Outstanding - Basic	389.1	390.8	393.4	376.3
Weighted Average Number of Shares Outstanding - Diluted	392.2	396.3	396.2	381.7

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
In millions, except share and per share amounts	2012	2011

ASSETS
Current Assets:
Cash and Cash Equivalents	$51.5	$271.8
Receivables, Net	461.3	401.9
Inventories, Net	531.2	474.2
Other Current Assets	159.1	160.2
Total Current Assets	1,203.1	1,308.1
Property, Plant and Equipment, Net	1,706.6	1,631.7
Goodwill	1,164.8	1,135.7
Intangible Assets, Net	499.2	535.9
Other Assets	47.1	38.3
Total Assets	$4,620.8	$4,649.7

LIABILITIES
Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$79.8	$30.1
Accounts Payable	453.7	411.4
Interest Payable	10.1	23.0
Other Accrued Liabilities	209.3	181.0
Total Current Liabilities	752.9	645.5
Long-Term Debt	2,253.5	2,335.7
Deferred Income Tax Liabilities	137.0	63.0
Other Noncurrent Liabilities	494.3	424.0

Redeemable Noncontrolling Interests	10.8	14.8

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 344,534,039 and 389,474,786 shares issued and outstanding at December 31, 2012 and 2011, respectively	3.4	3.9
Capital in Excess of Par Value	1,915.1	2,177.5
Accumulated Deficit	(633.2)	(731.4)
Accumulated Other Comprehensive Loss	(311.3)	(282.1)
Total Graphic Packaging Holding Company Shareholders' Equity	974.0	1,167.9
Noncontrolling Interests	(1.7)	(1.2)
Total Equity	972.3	1,166.7
Total Liabilities and Equity	$4,620.8	$4,649.7

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31,
In millions	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$120.1	$275.2
Noncash Items Included in Net Income:
Depreciation and Amortization	266.8	278.4
Goodwill Impairment Charge	—	96.3
Write-off of Deferred Debt Issuance Costs on Early Extinguishment of Debt	7.5	2.1
Amortization of Deferred Debt Issuance Costs	6.2	7.0
Deferred Income Taxes	76.0	(238.4)
Amount of Postretirement Expense Less Than Funding	(14.0)	(38.8)
Impairment Charges/Asset Write-offs	5.6	7.0
Other, Net	17.5	19.8
Changes in Operating Assets & Liabilities	(17.1)	(20.8)
Net Cash Provided by Operating Activities	468.6	387.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(203.3)	(160.1)
Acquisition of Businesses	(118.4)	(51.9)
Cash Acquired Related to Business Acquisitions	13.1	—
Proceeds from Sale of Assets, Net of Selling Costs	18.8	2.3
Other, Net	(4.2)	(2.1)
Net Cash Used in Investing Activities	(294.0)	(211.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Proceeds from Issuance of Common Stock	—	237.7
Repurchase of Common Stock	(300.0)	(32.9)
Proceeds from Issuance or Modification of Debt	1,300.0	—
Payments on Debt	(1,703.4)	(249.2)
Borrowings under Revolving Credit Facilities	1,367.2	92.1
Payments under Revolving Credit Facilities	(1,034.7)	(89.6)
Debt Issuance Costs	(27.7)	—
Repurchase of Common Stock related to Share-Based Payments	(10.7)	—
Other, Net	13.2	(0.3)
Net Cash Used in Financing Activities	(396.1)	(42.2)

Effect of Exchange Rate Changes on Cash	1.2	(0.7)

Net (Decrease) Increase in Cash and Cash Equivalents	(220.3)	133.1
Cash and Cash Equivalents at Beginning of Period	271.8	138.7
Cash and Cash Equivalents at End of Period	$51.5	$271.8

Reconciliation of Non-GAAP Financial Measures
The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's business combinations; goodwill and asset impairments; and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.
EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2012	2011	2012	2011
Net Income (Loss) Attributable to Graphic Packaging Holding Company	$22.9	$265.6	$122.6	$276.9
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	(0.4)	(1.7)	(2.5)	(1.7)
Income Tax Expense (Benefit)	13.9	(234.5)	82.5	(229.8)
Equity Income of Unconsolidated Entities	(0.7)	(0.5)	(2.3)	(2.1)
Interest Expense, Net	25.5	34.2	111.1	144.9
Depreciation and Amortization	72.6	72.7	297.6	292.3
EBITDA	133.8	135.8	609.0	480.5
Charges Associated with Business Combinations	12.5	0.7	22.7	2.4
Asset Impairment and Other Special Charges	1.8	10.0	4.7	10.0
Goodwill Impairment Charge	—	—	—	96.3
Loss on Modification or Extinguishment of Debt	2.1	—	11.0	2.1
Adjusted EBITDA	$150.2	$146.5	$647.4	$591.3

Net Income Attributable to Graphic Packaging Holding Company	$22.9	$265.6	$122.6	$276.9
Charges Associated with Business Combinations (Net of Tax)	7.7	0.4	14.0	1.5
Asset Impairment and Other Special Charges (Net of Tax)	1.2	6.2	2.9	6.2
Goodwill Impairment Charge (Net of Tax)	—	—	—	80.0
Loss on Modification or Extinguishment of Debt (Net of Tax)	1.4	—	6.8	1.3
Tax Benefit Associated with Release of Tax Valuation Allowance	—	(265.2)	—	(265.2)
Adjusted Net Income	$33.2	$7.0	$146.3	$100.7

Per Share — Basic
Net Income Attributable to Graphic Packaging Holding Company	$0.06	$0.68	$0.31	$0.74
Charges Associated with Business Combinations (Net of Tax)	0.02	0.00	0.04	0.00
Asset Impairment and Other Special Charges (Net of Tax)	0.00	0.02	0.01	0.02
Goodwill Impairment Charge (Net of Tax)	—	—	—	0.21
Loss on Modification or Extinguishment of Debt (Net of Tax)	0.00	—	0.02	0.00
Tax Benefit Associated with Release of Tax Valuation Allowance	—	$(0.68)	—	$(0.70)
Adjusted Net Income*	$0.09	$0.02	$0.37	$0.27

Per Share — Diluted
Net Income Attributable to Graphic Packaging Holding Company	$0.06	$0.67	$0.31	$0.73
Charges Associated with Business Combinations (Net of Tax)	0.02	0.00	0.04	0.00
Asset Impairment and Other Special Charges (Net of Tax)	0.00	0.02	0.01	0.02
Goodwill Impairment Charge (Net of Tax)	—	—	—	0.21
Loss on Modification or Extinguishment of Debt (Net of Tax)	0.00	—	0.02	0.00
Tax Benefit Associated with Release of Tax Valuation Allowance	$—	$(0.67)	$—	$(0.69)
Adjusted Net Income*	$0.08	$0.02	$0.37	$0.26
* May not foot due to rounding

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,	December 31,	December 31,
In millions	2012	2011	2010
Net Income Attributable to Graphic Packaging Holding Company	$122.6	$276.9	$10.7
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	(2.5)	(1.7)	—
Income Tax Expense (Benefit)	82.5	(229.8)	27.5
Equity Income of Unconsolidated Entities	(2.3)	(2.1)	(1.6)
Interest Expense, Net	111.1	144.9	174.5
Depreciation and Amortization	297.6	292.3	299.3
EBITDA	609.0	480.5	510.4
Charges Associated with Business Combinations	22.7	2.4	55.1
Asset Impairment and Other Special Charges	4.7	10.0	—
Goodwill Impairment Charge	—	96.3	—
Loss on Modification or Extinguishment of Debt	11.0	2.1	8.4
Adjusted EBITDA	$647.4	$591.3	$573.9

	December 31,	December 31,	December 31,
Calculation of Net Debt:	2012	2011	2010
Short-Term Debt and Current Portion of Long-Term Debt	$79.8	$30.1	$26.0
Long-Term Debt	2,253.5	2,335.7	2,553.1
Less:
Cash and Cash Equivalents	(51.5)	(271.8)	(138.7)
Total Net Debt	$2,281.8	$2,094.0	$2,440.4

Net Leverage Ratio (Net Debt/Adjusted EBITDA)	3.52	3.54	4.25

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2012
Net Tons Sold (000's)
Paperboard Packaging	596.0	621.8	629.6	611.1
Flexible Packaging	N.M.	N.M.	N.M.	N.M.

Net Sales ($ Millions):
Paperboard Packaging	$883.3	$928.1	$929.0	$876.6
Flexible Packaging	183.9	183.8	175.7	176.7
Total	$1,067.2	$1,111.9	$1,104.7	$1,053.3

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$88.2	$121.9	$115.3	$91.9
Flexible Packaging	(1.4)	(7.5)	(9.4)	(6.0)
Corporate	(15.8)	(17.7)	(14.5)	(22.6)
Total	$71.0	$96.7	$91.4	$63.3

2011
Net Tons Sold (000's)
Paperboard Packaging	600.4	636.3	627.4	618.8
Flexible Packaging	N.M.	N.M.	N.M.	N.M.

Net Sales ($ Millions):
Paperboard Packaging	$844.5	$926.2	$913.4	$896.2
Flexible Packaging	156.1	154.5	159.9	155.5
Total	$1,000.6	$1,080.7	$1,073.3	$1,051.7

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$80.5	$95.1	$96.8	$88.9
Flexible Packaging	2.1	(2.5)	(97.3)	(1.1)
Corporate	(14.0)	(16.3)	(17.2)	(24.7)
Total	$68.6	$76.3	$(17.7)	$63.1